UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) May 18, 2005

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 800-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 18, 2005 the Compensation Committee of the Company’s Board of Directors approved a special bonus plan in which certain executives of the Company participate, including Craig I. DeRoy, President, Thomas A. Klemens, Chief Financial Officer, Dennis J. Gilmore, Chief Operating Officer, and Gary L. Kermott, Executive Vice President. The plan pays to each participating executive $30,000 if the Company meets a specified earnings target. The plan also pays to each participating executive $5,000 if the Company sells a specified dollar amount of its bundled products in 2005.

To Mr. DeRoy the plan pays an additional $30,000 if the Company meets its target with respect to bundled products described above and if the Company’s property and casualty insurance company achieves a specified profit level in 2005. To Mr. Klemens the plan pays an additional $30,000 if the Company’s stock price exceeds a specified price in 2005. To Mr. Gilmore the plan pays an additional $30,000 if the Company’s property information segment meets certain revenue, profit and profit margin targets in 2005. To Mr. Kermott the plan pays an additional $30,000 if the Company’s title insurance company meets certain market share growth, productivity growth, revenue, profit and profit margin targets for 2005.

On May 18, 2005 the Company’s Board of Directors forgave Frank O’Bryan, a member of the Board of Directors, $69,005, which represents the difference between amounts owed by Mr. O’Bryan in connection with his personal use of aircraft owned by the Company, for which Mr. O’Bryan pays fair market value, and amounts owed by the Company in connection with its use of an aircraft owned by Mr. O’Bryan, for which the Company pays only cost.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: May 24, 2005	By:	/s/ Thomas A. Klemens
	Name:	Thomas A. Klemens
	Title:	Senior Executive Vice President and Chief Financial Officer